UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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UniTek Global Services, Inc.
(Name of Registrant as Specified in Its Charter)

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UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, PA 19422

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of UniTek Global Services, Inc., a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split or our common stock, at a ratio of one-to-two. The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders. As proposed, the effectiveness of the amendment was subject only to the consummation of the Company’s proposed registered public offering of shares of its Common Stock pursuant to its Registration Statement on Form S-1 (Commission File No. 168854) ( the “Offering”). The Offering was consummated on November 16, 2010.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.unitekglobalservices.com.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Peter Giacalone
Peter Giacalone Chairman of the Board
November 18, 2010

UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, PA 19422

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about November 23, 2010.

What action was taken by written consent?

We obtained written stockholder consent for the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse split of our common stock, par value $0.00002 (“Common Stock”), at a ratio of one-to-two, subject only to the consummation of the Company’s proposed registered public offering of shares of its Common Stock pursuant to its Registration Statement on Form S-1 (Commission File No. 168854) ( the “Offering”). The Offering was consummated on November 16, 2010.

How many shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock) were outstanding on October 29, 2010?

On October 29, 2010, the date we received the consent of the holders of more than a majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, par value $0.00002 (“Series B Preferred Stock”), (on an as-converted basis with the Common Stock), voting together as one class, there were 150,040,180 shares of Common Stock and Series B Preferred Stock (on an as-converted to Common Stock basis) outstanding. Giving effect to our one-for-28 reverse stock split consummated on November 9, 2010, this equates to an aggregate of 5,358,578 shares. As part of the pricing of the Offering, all shares of the Series B Preferred Stock have converted into shares of Common Stock.

What vote was obtained to approve the amendment to the Amended and Restated Certificate of Incorporation described in this information statement?

We obtained the approval of the holders of approximately 79% of our outstanding shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock), voting together as one class.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $40,000.

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

On October 29, 2010, our Board of Directors (the “Board”) and the holders of a substantial majority of our outstanding shares of Common Stock and Series B Preferred Stock (on an as-converted basis with the Common Stock), voting together as one class, approved an amendment to our Amended and Restated Certificate of Incorporation, to effect a reverse split of the Common Stock at a ratio of one-to-two, subject only to the consummation of the Offering. The Offering was consummated on November 16, 2010.

The reverse stock split is intended to increase the per share stock price of our Common Stock. The Company’s Common Stock is quoted on the NASDAQ-Global Market under the symbol “UNTK”. As of November 17, 2010, the last reported closing price of the Common Stock was $4.47 per share.  The effectiveness of this stock split was conditioned only upon the consummation of the Offering.  The Offering was consummated on November 16, 2010. In addition, our Board and stockholders previously approved another reverse stock split, which was effected at a ratio of one-for-28 on November 9, 2010 as part of the pricing of the Offering.  We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In evaluating the one-for-two reverse stock split, the Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Stockholders should recognize that once the reverse split is effected, they will own a lesser number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided two). While we expect that the reverse split will result in an increase in the per share price of our Common Stock, the reverse split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

In addition, the reverse split will likely increase the number of stockholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

The reverse split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the reverse split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split.  In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock.  In addition, the reverse split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The reverse split is a transaction rather than the first step in a series of transactions and is not being proposed in order to cause the Company’s Common Stock to be held of record by less than 300 persons, which is already the case.  Indeed, as a result of the Offering, the Company’s Common Stock is substantially more widely held than it has been.

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.00002 per share (“Preferred Stock”). There will be no change in the number of authorized capital stock or the par value of the Common or Preferred Stock as a result of the reverse split. Our issued and outstanding securities, as of November 16, 2010, on a fully diluted basis, are as follows:

·	29,857,065 shares of our Common Stock;

·	638,284 options outstanding (319,357 of which are vested) to purchase shares of Common Stock at a weighted average exercise price of $64.77; and

·	310,842 warrants outstanding (239,757 of which are vested) to purchase shares of Common Stock at a weighted average exercise price of $41.91.

Based on the number of shares currently issued and outstanding, immediately following the reverse split the Company would have approximately 14,928,533 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares).  This share number is adjusted for the one-to-28 reverse stock split.  In addition, all outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device.

The reverse split will be effective upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  The reverse split proposal has been approved by the Company’s stockholders, and, on or around the 20th day after the definitive information statement is mailed to our stockholders, the reverse split will be implemented by filing a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the reverse split will become effective on the date of the filing (the “Effective Date”). We will obtain a new CUSIP number for the new, post-reverse split, Common Stock, which CUSIP number will be effective at the time of the reverse stock split.  Stockholders who held shares of the Company’s Common Stock as of the close of business on the Effective Date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the reverse split has been effected. The Company’s transfer agent will act as its exchange agent (the “Exchange Agent”) to act for the Record Holders in implementing the exchange of their certificates. As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock (“Old Common Stock”) to the Exchange Agent in exchange for certificates representing post-split common stock (“New Common Stock”). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of two shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock.

As soon as practicable after the Effective Date, a letter of transmittal will be sent to stockholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the reverse split

General

The reverse split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

 Accounting Matters

The reverse split will not affect total stockholders’ equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to one-half of its present amount, and the additional paid-in capital component will be increased by the amount by which the stockholder’s equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their Old Common Stock shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the New Common Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

·	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

·	Stockholders should not recognize any gain or loss as a result of the reverse split.

·	The aggregate basis of a stockholder’s pre-reverse split shares will become the aggregate basis of the shares held by such stockholder immediately after the reverse split.

·	The holding period of the shares owned immediately after the reverse split will include the stockholder’s holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of Common Stock beneficially owned as of November 16, 2010 by:

·	each of our directors, executive officers and our executive officers and directors as a group; and

·	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our Common Stock.

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.  The following table reflects the 1-for-28 reverse stock split effected on November 9, 2010, the conversion of all Series B Preferred Stock into shares of common Stock and the consummation of the offering.

Holder	Common Stock	Total Number of Shares of Common including Exercise of Options and Warrants (1)		Percentage Ownership Post Conversion and Exercise
Sector Performance Fund, LP (a)	8,057,676	8,057,676	(2)	26.99%
HM Unitek Coinvest, LLP (a)	475,702	475,702	(3)	1.59%
SPF SBS LP (a)	509,124	509,124	(4)	1.71%
Peter Brodsky, Director	9,042,501	9,042,501	(5)	30.29%
Joe Colonnetta, Director	9,042,501	9,042,501	(6)	30.29%
Daniel Hopkin, Director	-	-	(7)	-
Richard B. Berliner, Director and Chief Marketing Officer	268,343	268,343	(8)	*
Old Berliner Liquidating Trust	467,333	467,333	(9)	1.57%
Sigma Opportunity Fund, LLC	280,172	286,422	(10)	*
C. Scott Hisey, Director and Chief Executive Officer	65,374	166,316	(11)	*
Peter Giacalone, Executive Chairman	99,337	142,195	(12)	*
Ronald Lejman, Chief Financial Officer and Treasurer	-	14,286	(13)	*
Dan Yannantuono, CEO DirectSat	6,552	29,703	(14)	*
Chris Perkins, CEO FTS USA	-	6,917	(15)	*
Scott Lochhead, CEO Advanced Communications LLC	-	18,572	(16)	*
Elizabeth Downey, Chief Administration Officer	2,199	19,177	(17)	*
Kyle Hall, General Counsel and Secretary	-	-	-	-
Nicholas Day, Former General Counsel and Secretary	1,094	5,916	(18)	*
Dean MacDonald, Director	43,662	45,448	(19)	*
Mark S. Dailey, Director	1,935	3,721	(20)	*
Richard Siber, Director	-	-		*
Raymond A. Cardonne, Jr., former Chief Financial Officer and Treasurer of BCI	-	1,786	(21)	*
Michael S. Gurriero, former Chief Operating Officer of BCI	-	18,840	(22)	*
Peter Mixter, Former Director	893	2,685	(23)	*
Mehran Nazari, Former Director	1,935	3,721	(20)	*
John Stevens Robling, Jr., Former Director	893	2,685	(23)	*
Thom Waye, Former Director	280,172	286,422	(24)	*

Executive Officers and Directors as a Group (nineteen persons) (25)	9,814,889	10,079,233	(26)	33.46%

*           Less than 1%.

(a)	Address is c/o HM Capital, 200 Crescent Ct, Suite 1600, Dallas, Texas 75201.

(1)
For purposes of this column, a person is deemed to have beneficial ownership of the number of shares of Common Stock  that such person has the right to acquire within 60 days of November 16, 2010.  Percentages have been based on 29,857,065 shares of Common Stock outstanding.  For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the exercise of stock options or warrants exercisable within 60 days of November 16, 2010, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 8,057,676 shares of Common Stock.  Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund.  As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities.  Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fund.

(3)
HM Unitek Coinvest, LP (“Coinvest”) is the direct beneficial owner of 475,702 shares of Common Stock, consisting of 475,702 shares of Common Stock.  Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.

(4)
SPF SBS LP (“SPF”) is the direct beneficial owner of 509,124 shares of Common Stock.  Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities.  Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership.  A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.

(5)
No securities are directly beneficially owned by Mr. Brodsky.  Mr. Brodsky holds a direct or indirect interest in Sector Performance Fund, Coinvest, and SPF (collectively, the “Investment Funds”), which beneficially own an aggregate of 9,042,501 shares of Common Stock. Mr. Brodsky is an executive officer and member of Ultimate GP.   Mr. Brodsky is a member of a six-person committee (consisting of Mr. Brodsky, Joe Colonnetta, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Brodsky may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Brodsky disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(6)
No securities are directly beneficially owned by Mr. Colonnetta.  Mr. Colonnetta holds a direct or indirect interest in the Investment Funds, which beneficially own an aggregate of 9,042,501 shares of Common Stock.  Mr. Colonnetta is an executive officer and member of Ultimate GP.   Mr. Colonnetta is a member of a six-person committee (consisting of Mr. Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds.  No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds.  Mr. Colonnetta may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Colonnetta disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.

(7)
No securities are directly beneficially owned by Mr. Hopkin.  Mr. Hopkin is an officer of Ultimate GP; however, in that role, Mr. Hopkin has no voting or dispositive power over the securities held by the Investment Funds.

(8)
Represents 268,343 shares directly held by the Old Berliner Liquidating Trust (the “Trust”).  The Trust owns 467,333 shares of Common Stock and Mr. Berliner beneficially owns 57% of the Trust’s assets as a beneficiary under the Trust.

(9)	The Trust owns 467,333 shares of Common Stock. John X. Adiletta is sole trustee of the Trust and has sole voting and dispositive power over the securities held by the Trust.

(10)
These shares include (i) 160,350 shares of Common Stock held by Sigma Opportunity Fund, LLC (“Sigma”); (ii) 77,515 shares of Common Stock held by Sigma Berliner, LLC (“SBLLC”), an affiliate of Sigma; (iii) 47,664 shares of Common Stock, which includes 6,250 shares of Common Stock issuable upon the exercise of warrants with an initial exercise price of $15.40 per share, held by Sigma’s affiliate, Sigma Capital Advisors, LLC (“Advisors”) and (iv) 893 shares of Common Stock held by Thom Waye.  Advisors, Sigma Capital Partners, LLC (“Partners”) and Thom Waye may be deemed to be indirect 5% owners of the Company by virtue of Advisors being the managing member of Sigma, Partners being the sole member of Advisors and Mr. Waye being the sole member of Partners.  Mr. Waye, Advisors and Partners have disclaimed beneficial ownership of the shares owned by Sigma and SBLLC except to the extent of their pecuniary interest therein.   The address of each of Sigma, SBLLC, Advisors, Partners and Mr. Waye is c/o Sigma Capital Advisors, LLC, 800 Third Avenue, Suite 1701, New York, NY  10022. Information related to Sigma in this footnote is based upon the Schedule 13D filed by Sigma on March 2, 2010.

(11)
Mr. Hisey is the direct beneficial owner of 166,316 shares of Common Stock, including vested options to purchase 93,129 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.  Also includes warrants to purchase 7,813 shares of Common Stock.

(12)
Mr. Giacalone is the direct beneficial owner of 142,195 shares of Common Stock, including vested options to purchase 42,858 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(13)
Represents vested options to purchase 14,286 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(14)
Includes 6,552 shares and vested options to purchase 21,699 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.  Also includes warrants to purchase 1,452 shares of Common Stock.

(15)
Represents options to purchase 6,738 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.  Also includes warrants to purchase 179 shares of Common Stock.

(16)
Represents options to purchase 18,572 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(17)
Includes (i) 2,199 shares of Common Stock, (ii) warrants to purchase 179 shares of common stock, and (iii) vested options to purchase 16,799 shares of common stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(18)
Includes vested options to purchase 4,822 shares of Common Stock.  Also includes 1,094 shares of Common Stock held by the Trust for which Mr. Day is the beneficiary. Excludes the remainder of the securities held by the Trust, in which Mr. Day disclaims all beneficial ownership.

(19)
Mr. MacDonald is the direct beneficial owner of 45,448 including vested options to purchase 1,786 shares of Common Stock.  40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are actually traded, as reported on the principal exchange on which the Common Stock is then traded.

(20)	Includes 1,935 shares of Common Stock and vested options to purchase 1,786 shares of Common Stock.

(21)	Represents options to purchase 1,786 shares of Common Stock.

(22)	Represents options to purchase 18,840 shares of Common Stock.

(23)	Includes 893 shares of Common Stock and vested options to purchase 1,792 shares of Common Stock.

(24)
Thom Waye may be deemed to be an indirect owner of the shares held by Sigma by virtue of Mr. Waye being the manager of Sigma. Mr. Waye has disclaimed beneficial ownership of the shares owned by Sigma except to the extent of his pecuniary interest therein. Includes 893 shares of Common Stock owned directly by Mr. Waye.

(25)
Includes Peter Brodsky, Joe Colonnetta, Daniel Hopkin, Peter Giacalone, C. Scott Hisey, Richard B. Berliner, Mark S. Dailey, Richard Siber, Dean MacDonald, Dan Yannantuono, Chris Perkins, Scott Lochhead, Elizabeth Downey, Kyle Hall, Ronald Lejman,  Raymond A. Cardonne, Jr., Michael S. Guerriero, Peter Mixter, Mehran Nazari, John Stevens Robling, Jr., Thom Waye and Nicholas Day.

(26)	Consists of (i) 9,814,889 shares of Common Stock, (ii) warrants to purchase 15,872 shares of Common Stock, and (iv) vested options to purchase 248,472 shares of Common Stock.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Peter Giacalone
Peter Giacalone Chairman of the Board
November 18, 2010

Appendix A

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
UniTek Global Services, Inc.

Under Section 242 of the Delaware General Corporation Law

UniTek Global Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article IV, the following:

Each two (2) shares of the Corporation’s Common Stock, par value $0.00002 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.00002 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this ____ day of ________, 2010.

C. Scott Hisey
Chief Executive Officer